090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	**20180554528-90**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **12/27/2018 9:34 AM**
	Entity Number **C14318-2000**

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

FTE Networks, Inc.

2. The articles have been amended as follows: **(provide article numbers, if available)**

Article IV of the articles of incorporation is hereby amended and restated as follows:

PLEASE SEE ATTACHEMENT A FOR AMENDMENT LANGUAGE

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51.74%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ATTACHMENT A

Article IV of the articles of incorporation is hereby amended and restated as follows:

IV. Directors. Directors shall hold office from the close of the annual meeting for a term of three years, or until their successors have been elected and qualified or appointed. Provided that at least one-third in number of the directors of the Corporation must be elected annually, directors shall be classified with respect to the time for which they shall hold office by dividing them into three classes, each class to consist of as nearly as possible, an equal number of directors. With respect to the first election of directors following this amendment to the articles, the directors of the first class shall hold office for an initial term of one year, the directors of the second class for an initial term of two years, and the directors of the third class for an initial term of three years. The composition of the three classes shall be determined by the directors prior to the first election of directors under this amendment. At the close of each annual meeting of the Corporation, the successors to the class of directors whose terms expire that year shall commence to hold office for a term of three years, or until their successors have been elected and qualified or until earlier resignation or removal. In the event of an increase in the number of directors, the remaining directors shall assign the newly created positions to the appropriate class or classes so that the three classes shall continue to consist of, as nearly as possible, an equal number of directors.